Exhibit 3.2

SECOND AMENDED & RESTATED

OPERATING AGREEMENT

OF

ADIAL PHARMACEUTICALS, L.L.C.

TABLE OF CONTENTS

1	DEFINITIONS	1

2	GENERAL PROVISIONS	3

3	MEMBERS	4

4	ACTIONS BY THE MEMBERS; MEETINGS; QUORUM.	6

5	CLASSES OF MANAGERS, GENERAL POWERS	7

6	DIRECTORS	9

7	OFFICERS	11

8	CAPITAL STRUCTURE	13

9	ALLOCATIONS AND DISTRIBUTIONS	14

10	TRANSFERS OF UNITS	15

11	DISSOLUTION OF THE LLC	19

12	EXCULPATION OF LIABILITY; INDEMNIFICATION	20

13	MISCELLANEOUS	21

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SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF ADIAL PHARMACEUTICALS, L.L.C.

Upon due authorization and approval hereof by the Board of Directors of ADial Pharmaceuticals, L.L.C., a limited liability company organized under the laws of the Commonwealth of Virginia (hereinafter referred to as “the Company” or “the LLC”), the Company hereby enters into this Second Amended and Restated Limited Liability Company Operating Agreement (this “Agreement” or this “Operating Agreement”):

1.	DEFINITIONS

As used in this Operating Agreement, the following terms are to have the meaning as stated below:

1.1	“Act” shall mean the Virginia Limited Liability Company Act, Va. Code Section 13.1-1000 et seq., as amended and in force from time to time.

1.2	“Additional Member” shall mean any Person who, after the execution of this Operating Agreement or a Member Signature Page substantially in the form attached hereto as Exhibit A, is admitted to the LLC as a Member.

1.3	“Affiliate” means, with respect to any Member, Manager or employee of the LLC, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Member, Manager or employee and shall include any relative or spouse of such Member, Manager or employee or any relative of such Member’s, Manager’s or employee’s spouse. As used in the foregoing sentence, the term “control” means possession, directly or indirectly, of the power to direct or cause a direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.4	“Articles of Organization” or “Articles” mean the Articles of Organization of the Company filed with the Commonwealth of Virginia effective November 23, 2010, as amended from time to time.

1.5	“Board of Directors” shall mean the class of Managers whose rights, powers and authority are specified in the Board of Directors section.

1.6	“Capital Account” as of any given date shall mean the account calculated and maintained by the LLC for each Member as specified in Section 8.6 below.

1.7	“Capital Account Per Unit” shall mean the Capital Account for a Member divided by the number of Units held by the Member.

1.8	“Cause” shall mean (i) conduct (or a pattern of conduct) relating to the business or affairs of the LLC that amounts to gross negligence or willful misconduct or (ii) conviction of a crime involving fraud or dishonesty.

1.9	“Chairman” shall have the meaning set forth in Section 6.1 below.

1.10	“Class A Members” shall mean holders of Class A Units who shall have been admitted as Members pursuant to the provisions of this Agreement.

1.11	“Class A Units” shall have the meaning as set forth is Section 1.16. All Units outstanding as of April 8, 2013, as well as all rights to acquire Units outstanding as of April 8, 2013, are hereby denominated Class A Units or rights to acquire Class A Units, as applicable.

1.12	“Class B Members” shall mean holders of Class B Units who shall have been admitted as Members pursuant to the provisions of this Agreement.

1.13	“Class B Units” shall have the meaning as set forth is Section 1.19.

1.14	“Code” shall mean the Internal Revenue Code, viz., Title 26 of the United States Code.

1.15	“Director” shall mean a Manager who is a member of the Board of Directors.

1.16	“Executive Committee” shall have the meaning set forth in Section 6.14.2.

1.17	“LLC” means “Limited Liability Company” and “the LLC” or “the Company” means ADial Pharmaceuticals, L.L.C.

1.18	“LLC Units” or “Units” means the two classes of ownership interests in the LLC designated “Class A Units” and “Class B Units”, respectively. Each class of LLC Units shall consist of voting and nonvoting LLC Units. All LLC Units shall have equal rights, except with respect to (i) voting matters, in the case of voting versus non-voting Units as provided in Section 8.1 below, and (ii) certain preferences on distribution and liquidation, in the case of Class B Units versus other Units and related to Unreturned Capital of units of the same class, both as provided in Section 9.4 below, for all purposes under this Operating Agreement. For the avoidance of doubt, unless otherwise specified, references herein to “LLC Units” or “Units” shall mean both voting and non-voting LLC Units or Units, taken together.

1.19	“LLC Unit Percentage” means, with respect to a Member, the percentage derived from the following fraction: number of LLC Units held by such Member divided by the total number of LLC Units held by all Members (and, thereafter, multiplying said fraction by 100 to arrive at a percentage).

1.20       “Manager” shall mean a manager as defined in the Act.

1.21	“Member” shall mean each of the parties who executes a counterpart of this Agreement as a member of the LLC and each of the parties who may hereafter become an Additional Member or Substitute Member, so long as any such party continues to hold a Membership Interest.

1.22	“Membership Interest” shall mean the LLC Unit Percentage of a Member (or a Successor in Interest thereof).

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1.23	“Officers” shall mean the class of Managers whose respective rights, powers and duties are specified in Officers section.

1.24	“Person” shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.25	“Profits Interest Units” means LLC Units or Units which have been identified as Profits Interests in the award agreement granting such Units to a holder thereof.

1.26	“Regulations” shall refer to all Treasury Regulations, viz., Title 26 of the Code of Treasury Regulations.

1.27       “State Law” means the laws of the Commonwealth of Virginia.

1.28	“Substitute Member” shall mean a Successor in Interest who is admitted to the LLC as a Member.

1.29	“Successor in Interest” shall mean a Person other than a Member who is an assignee, transferee, successor or legatee of, or who otherwise succeeds to an ownership interest in, all or any portion of a Member’s Membership Interest and who has not been admitted as a Substitute Member.

1.30	“Unreturned Capital” shall mean with respect to a Member the excess, if any, of (i) the aggregate capital contributions of such Member, over (ii) the aggregate distributions to such Member pursuant to Section 9.4 hereof.

2.            GENERAL PROVISIONS

2.1          Formation. Articles of Organization have been filed with the appropriate State office. As authorized by the Members or Directors, the Members or Managers shall execute or cause to be executed all other instruments, certificates, notices and documents as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the LLC as a limited liability company under the laws of the Commonwealth of Virginia.

2.2          LLC Name. The name of the LLC is “ADial Pharmaceuticals, L.L.C.” or such other name or names as may be selected by the Members from time to time, and its business shall be carried on in such name with such variations and changes as the Members deem prudent.

2.3          Purpose of the LLC. The purpose of the LLC is to engage in any lawful act or activity for which a limited liability company may be organized under the laws of the Commonwealth of Virginia including, but not limited to, conduct as a for profit business in the Commonwealth of Virginia.

2.4          Place of Business. The business address of the LLC shall be determined by the Board of Directors. The LLC may from time to time have such other place or places of business, within or without the Commonwealth of Virginia, as the Board of Directors may decide.

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2.5          Registered Agent. The registered agent of the LLC shall be determined by the Board of Directors, which shall also possess the power to remove or replace a currently serving LLC registered agent.

2.6          Business Transactions of a Member with the LLC. A Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the LLC and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member; provided, however, that such a transaction shall be on terms not less favorable to the Company than as would be generally available from an unaffiliated third party in an arms-length transaction, as determined by the Board of Directors in its sole discretion with any conflicted parties recusing themselves from the discussion and abstaining in the vote.

2.7          Interested Party Transactions. Pursuant to Sections 2.6 or 5.6 hereof, as applicable, an otherwise valid contract between the LLC and a Member or Manager is valid notwithstanding the fact that the Member or Manager approves of the contract on behalf of the LLC if (i) all material facts as to the contract are disclosed to or known by the Board of Directors, (ii) the contract is approved by the Board of Directors or the Executive Committee as being in the best interests of the Company and the Members as a whole and (iii) any Members or Managers that are conflicted in the transaction recuse themselves from the discussion and abstain in the vote.

2.8          LLC Property. No real or other property of the LLC shall be deemed to be owned by any Member individually, but shall be owned by and title shall be vested solely in the LLC.

2.9          No Term To Existence. The LLC’s existence shall be deemed to have commenced on the date of the filing of the Articles of Organization with the appropriate state office and, thereafter, the LLC’s existence shall be perpetual without term.

2.10        Accounting Period. The close of the LLC’s year for financial statement and federal income tax purposes shall be as determined by the Board of Directors.

3.           MEMBERS

3.1         Members. Those Persons holding Units, as reflected on the Company capitalization table attached hereto as Exhibit B, are all of the Members as of the date hereof. A record of the Members and the LLC Units and LLC Unit Percentage of the Members will be maintained by the LLC.

3.2         Admission of New Members. New Members may be admitted to the LLC by the Board of Directors.

3.3         No Liability of Members. All debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, including a debt, obligation or liability under a judgment, decree or order of a court, and no Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member. This Section 3.3 does not prevent a Member, should he, she or it so choose, from separately agreeing to guaranty or otherwise become liable for a debt that is also one of the LLC.

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3.4         Access to Books and Records of LLC. Each Member shall have the right to inspect the books and records of the LLC during normal business hours after the giving of reasonable notice of this intent to the LLC custodian of said documents and information; however, each Member gaining access to the books and records of the LLC shall hold this information in confidence and use such information only for the furtherance of LLC business and interests or for making investment decisions regarding the Member’s LLC interest. Upon withdrawal or departure of a Member, such Member shall deliver all LLC books and records in his, her or its possession to the Board of Directors or its designee.

3.5         Members Who Are Not Individuals. Each Member who is an artificial entity or otherwise not an individual hereby represents and warrants to the LLC and each other Member of the LLC that such Member: (a) is duly incorporated or formed (as the case may be), (b) is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and (c) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

3.6          Additional Terms Applicable to Profits Interest Units.

3.6.1	The Board of Directors may, in its sole discretion, issue Profits Interest Units to employees, consultants or advisors of the Company. The issuance of Profits Interest Units shall be made pursuant to this Operating Agreement, and such issuance may also be governed by the terms and conditions set forth in an award agreement or subscription agreement.

3.6.2	Each Profits Interest Unit is intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and is issued with the intention, but without the assurance, guarantee or liability on the part of the Company or any Member, that under current interpretations of the Code and Regulations the recipient will not recognize income upon the issuance or vesting of the Profits Interest Units and that neither the Company nor any Member is entitled to any deduction either immediately or through depreciation or amortization as a result of the issuance or vesting of such Profits Interest Units.

3.6.3	As a condition precedent to the receipt of Profits Interest Units and admission as a Member, each grantee of one or more Profits Interest Units shall: (i) execute and deliver a counterpart to this Operating Agreement; and (ii) make a timely protective election under Section 83(b) of the Code.

3.6.4       Holders of Profits Interest Units shall not be credited with any capital contribution.

3.6.5	Notwithstanding any provisions of this Agreement to the contrary, holders of Profits Interest Units may not transfer such Profits Interest Units for a period of two years from the date of grant.

3.6.6	On the date of grant of any Profits Interest Units, the Board of Directors shall establish the current value of each then-outstanding LLC Unit and such value shall be set forth in the award agreement with respect to the Profits Interest Units. Unless otherwise determined by the Board of Directors, the current value of each outstanding Unit shall be equal to the per-Unit amount that would be available to distribute to the Company’s Members in a hypothetical transaction in which the Company sold all of its assets for fair market value and distributed the proceeds therefrom in liquidation of the Company pursuant to Section 11.2 of this Operating Agreement (as determined immediately prior to the issuance of the Profits Interest Units). It is intended that the current value with respect to each grant of a Profits Interest Unit hereunder shall be established in such a manner that the amount distributed to the grantee with respect to each grant of a Profits Interest Unit hereunder, in a hypothetical liquidation of the Company as of the date of grant thereof, would be equal to $0.00.

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4.           ACTIONS BY THE MEMBERS; MEETINGS; QUORUM.

4.1         Annual Meeting. The annual meeting of Members shall be called by the Chairman or by resolution of the Board of Directors for the purpose of electing Directors and transacting such other business as may properly come before the meeting.

4.2         Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, shall be called by the Secretary at the request of (a) a majority of the Directors or (b) any Member or combination of Members holding a majority of the Units entitled to vote. At a special meeting, any business of the Members may be transacted, but only as stated in the notice of the meeting.

4.3         Place of Meetings. The Board of Directors may designate any place within or outside of the Commonwealth of Virginia as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the LLC.

4.4         Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each Member entitled to vote at such meeting no fewer than ten (10) nor more than sixty (60) days before the day of the meeting, by either personal delivery, facsimile machine, electronic mail or U.S. mail, as determined by the Board of Directors or the Person(s) calling the meeting.

4.5         Meeting of All Members. If all the Members entitled to vote shall meet at any time and place, either within or outside of the Commonwealth of Virginia, and consent is given to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such a meeting any lawful action may be taken.

4.6         Record Date. For the purpose of determining Members entitled to receive notice of any meeting of Members or any adjournment thereof, to vote at any such Meeting or to receive payment of any distribution—or for the purpose of determining Members for any other reason—the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution or taking such other action is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.6, such determination shall apply to any adjournment thereof.

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4.7         Quorum; Manner of Acting. Members holding at least a majority of all Units entitled to vote at a meeting of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. At any duly noticed meeting at which a quorum is present, the affirmative vote of the majority of all Units present and entitled to vote shall constitute the act of the Members unless a greater number is required herein or by law. In the absence of a quorum at any meeting of the Members, those voting a majority of the Units present and entitled to vote at such meeting may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice other than the announcement at the meeting of the new date, time, and place. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

4.8          Proxies. At all meetings of Members, a Member may vote such Member’s Units entitled to be voted in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

4.9          Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if one or more written consents to such action are signed by Members holding more than fifty percent (50%) of the Units entitled to vote and such consent or consents are filed with the minutes of the proceedings of the Members. Action taken under this Section 4.9 becomes effective when Members holding more than fifty percent (50%) of the Units entitled to vote have signed the consent or consents, unless the consent or consents specify a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

4.10        Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whenever signed, shall be equivalent to the giving of such notice.

4.11        Voting Rights of Members. Except as otherwise provided herein or as required by law, each Member shall be entitled to vote based on the number of voting Units held by such Member (at a rate of one vote per voting Unit) immediately after the close of business on the record date fixed for any meeting of Members or action by written consent without a meeting, as provided in this Article 4. The holders of nonvoting Units shall not have the right to vote such nonvoting Units except as may be otherwise expressly required by law.

5.            CLASSES OF MANAGERS, GENERAL POWERS

5.1          Classes of Managers. The LLC shall have two classes of Managers – Directors and Officers.

5.2          General Powers of Board of the Directors. All powers of the LLC shall be exercised by or under the authority of, and the business and affairs of the LLC shall be managed under the direction of the Directors constituting the Board of Directors of the LLC, to the extent not inconsistent with the Act, the Articles or the express provisions of this Operating Agreement.

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5.3          General Powers of the Officers. The Officers of the LLC shall carry out the policies, directions, orders and resolutions of the Board of Directors in the manner described in this Operating Agreement and as authorized and directed by the Board of Directors from time to time, to the extent not inconsistent with the Act, the Articles or the express provisions of this Operating Agreement.

5.4          Limited Authority. Unless authorized to do so by this Operating Agreement or by the Board of Directors of the LLC, no Member, Manager, agent, or employee of the LLC shall have any power or authority to bind the LLC in any way.

5.5          Managers Have No Exclusive Duty to LLC. A Manager shall not be required to manage the LLC as his sole and exclusive function, and subject to Section 5.7 below, he may have other business interests and consultancies and may engage in other activities in addition to those relating to the LLC. Neither the LLC nor any Member shall have any right, solely by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income or proceeds derived therefrom.

5.6         Transactions with Managers. The Board of Directors (a) may appoint, employ, contract or otherwise deal with any Person, including a Manager or an Affiliate thereof, and with Persons in which a Manager has a financial interest, for the purpose of transacting the LLC’s business, including the performance of any and all services or purchases of goods or other property which may at any time be necessary, proper, convenient or advisable in carrying on the business and affairs of the LLC or in disposing of some or all of its assets; and (b) may otherwise enter into business transactions (including but not limited to the sale, merger, or other disposition of the LLC or all or substantially all of its assets) with any such Persons. Notwithstanding the foregoing, such relationships or transactions shall be on terms not less favorable to the LLC than as would be generally available from an unaffiliated third party in an arms-length relationship or transaction, as determined by the Executive Committee acting in good faith and in its sole discretion.

5.7          Competitive Activities by Managers. If a Manager is involved in an activity that is directly or indirectly competitive with the business of the LLC, such Manager shall promptly disclose any such activity to the Board of Directors, including the scope and extent to which such activity may be competitive with the business of the LLC. Consultancy agreements between full-time Officers and other parties require the approval of the Board of Directors. No Manager shall knowingly and willfully subvert, undermine, or interfere with any business relationship or business initiative of the LLC. Furthermore, no Manager may disclose any confidential information, trade secret, or anything else that the LLC considers proprietary, unless such disclosure is required in the ordinary course of performing his duties as a Manager.

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6.            DIRECTORS

6.1          Initial Director; Chairman of the Board of Directors. The Initial Director shall be Bankole A. Johnson, whose term as a Director shall be perpetual until his death, resignation or removal pursuant to Section 6.5. Bankole A. Johnson also shall serve as the Chairman of the Board of Directors (the “Chairman”) so long as he is serving as a Director and desires to hold such position. The Chairman shall preside over all meetings of the Board of Directors at which he is present and (except as expressly provided herein) shall have a vote on all matters brought before or subject to the authority of the Board. Except as may be expressly assigned or delegated to him by the Board, the Chairman shall not have any executive or supervisory authority over the LLC’s business affairs or officers (other than through the Board in his capacity as Chairman). In the event Bankole A. Johnson shall no longer be serving as Chairman (whether by reason of his death, resignation or removal), a successor Chairman may be appointed by majority vote of the other Directors then serving.

6.2          Number of Directors. The Board of Directors shall at all times consist of a number of Directors no fewer than five (5) and no more than nine (9), which number shall be set from time to time by resolution of the Members; provided that the Board of Directors shall consist of nine (9) Directors unless and until otherwise determined by resolution of the Members.

6.3          Tenure; Qualifications; Election. Directors shall be elected by the Members and (other than Bankole A. Johnson) shall serve for a term of two (2) years or, if later, until their successor has been duly elected or appointed. Directors shall be natural persons over the age of eighteen (18) and need not be Members or Officers of the Company.

6.4          Vacancies. Any vacancy occurring in the Board of Directors for any reason may be filled either by action of a majority of the remaining Directors or by action of a Member or Members holding at least a majority of LLC Units entitled to be voted. A Director elected to fill a vacancy (other than a vacancy resulting from the expiration of a term or due to the increase in the number of members of the Board of Directors, for which Section 6.3 would apply) shall hold office until the remainder of the term of his predecessor is completed, unless otherwise specified by action of the Members or the Board of Directors. On proper notice, any Member is entitled to cumulate such Member’s votes for purposes of electing Directors, and if any Member has given such notice, all other Members shall also be entitled to cumulate their votes in such election.

6.5          Removal. Directors may be removed prior to the expiration of their term (i) for Cause by the vote of all other Directors then serving less one (i.e., if there are nine Directors including the Director whose removal is at issue, the vote of seven Directors would be required to remove the subject Director for Cause); or (ii) with or without Cause by the affirmative vote of a Member or Members holding at least sixty percent (60%) of all Units entitled to be voted. Cause shall be determined in good faith by the Board of Directors or Members, as applicable, by the same vote as is required for the removal of the Director.

6.6          Resignation. Any Director may resign at any time by giving written notice to the Chairman or the Board of Directors. Unless otherwise specified in such written notice, a resignation shall take effect upon delivery thereof to the Chairman or the Board of Directors. It shall not be necessary for a resignation to be accepted before it becomes effective.

6.7          Place of Meetings. The Board of Directors may hold meetings, annual, regular or special at any place or time inside or outside the Commonwealth of Virginia.

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6.8          Regular Meetings. Regular meetings of the Board of Directors may be held with informal notice to the members of the Board of Directors, at such time and place as may from time to time be determined by the Board of Directors.

6.9          Special Meetings. Any Director may call a special meeting of the Board of Directors with at least five (5) business days’ notice to each Director given by U.S. mail, personal delivery, facsimile machine or electronic mail. Such notice must state the purpose or purposes of such meeting. The initial Director (Bankole A. Johnson) must be notified of any such meeting in writing, the purpose of such a meeting must be expressed, and he must be provided with reasonable notice (no less than 5 business days) to attend or be represented by counsel at any such meeting. The Chairman may call a special meeting of the Board of Directors at any time with such notice to the Board of Directors as is reasonable under the circumstances.

6.10        Quorum; Manner of Acting; Adjournments. Unless otherwise expressly provided herein, at all meetings of the Board of Directors, two-thirds (2/3) of the number of Directors then in office shall constitute a quorum for the transaction of business. Unless otherwise provided herein or in the Act, the act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time—without notice other than announcement at the meeting of the date, time, and place of the next meeting—until a quorum shall be present.

6.11        Compensation and Reimbursement of Directors. The compensation of Directors, if any, will be on such basis as is determined by the Board of Directors. Directors shall be entitled to reimbursement for any reasonable expenses incurred in attending Directors’ meetings as may from time to time be fixed by the Board of Directors. Any Director may waive compensation or reimbursement for any meeting. Any Director receiving compensation or reimbursement under these provisions shall not be barred from serving the LLC in any other capacity and receiving compensation and reimbursement for reasonable expenses for such other services.

6.12        Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent to such action is presented to each Director for possible approval, and, if approved, such written consent or consents are filed with the minutes of the proceedings of the Board of Directors. Action taken under this Section 6.12 is effective when two-thirds (2/3) or more of the total number of Directors entitled to vote on such matter have signed the consent or consents, unless the consent or consents shall specify a different effective date, in which case the action shall be effective as of such date; provided that if a vote of a greater number of Directors is otherwise required (e.g., for the removal of the Initial Director), then action on written consent with respect thereto shall require such greater number of Directors; and provided further that the written consent of three-fourths (3/4) of the Directors then serving shall be required for an action involving the sale of all or substantially all the assets of the Company, its merger with or into another entity, its winding up, or the filing of any petition for relief or restructuring of under applicable bankruptcy rules.

6.13        Meetings by Telephone or Similar Communications. The Board of Directors (or any individual Director) may participate in a meeting by means of a telephone conference or similar communications equipment by means of which all Directors participating in the meeting can hear each other at the same time, and participation by such means shall be conclusively deemed to constitute presence in person at such meeting.

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6.14         Committees.

6.14.1	Executive Committee. An “Executive Committee” of the Board of Directors is hereby established, to be comprised of two (2) or more Directors who are not Officers. The Executive Committee shall have the authority to function as an audit committee and to investigate and make recommendations to the full Board of Directors regarding any conflicts of interest (so long as no members of the Executive Committee are interested parties), internal controversies or complaints. The Board of Directors may from time to time delegate other authority to the Executive Committee. Should a member of the Executive Committee be an interested party with respect to a potential conflict of interest, determination of the existence or non-existence of a conflict shall be made by the majority of the other disinterested Directors. The initial members of the Executive Committee shall be Erik Urnes and Mark Giles. The appointment or removal of members of the Executive Committee shall be by the vote of at least sixty percent (60%) of the full Board of Directors.

6.14.2	Committee Formation. The Board of Directors may establish such other standing or special committees or subcommittees of the Board of Directors as it may deem advisable for the efficient operation of the LLC – each committee or subcommittee consisting of not fewer than two Directors; and the members, terms and authority of such committees or subcommittees shall be as set forth in the resolutions establishing the same.

6.14.3	Quorum and Manner of Acting. A majority of the members of any Committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting. The action of a majority of those members present at a Committee meeting at which a quorum is present shall constitute the act of the Committee.

7.            OFFICERS

7.1          Designations. The required Officers shall be a CEO, a Secretary and a Treasurer. The Members or the Board of Directors may also establish other Officers, such as one or more Chief Officers, Vice Presidents, Assistant Secretaries and/or Assistant Treasurers and such other Officers and/or agents as they shall deem necessary or appropriate, who also shall be elected by the Board of Directors. All Officers and agents shall exercise such powers and perform such duties as shall from time to time be determined by and pursuant to the direction of the Board of Directors. Any number of offices may be held by the same person, but no person shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law, the Articles or this Operating Agreement to be executed, acknowledged or verified by two (2) or more Officers.

7.2          Election; Term of Office; Removal. Officers shall be elected by the Board of Directors. The Officers shall hold office until their successors are chosen and shall qualify, or until their earlier death, resignation or removal. Any Officer may be removed by the Board of Directors when, in the judgment of the Board of Directors, the best interests of the LLC will be served thereby. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed. The Board of Directors may fill any vacancy occurring in any office of the LLC for the unexpired portion of the applicable term.

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7.3          Duties. The officers of the LLC shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided or as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board of Directors may see fit.

7.4          Compensation. The Board of Directors shall fix the salaries of all Officers, if any, and other compensation, from time to time, and no Officer shall be prevented from receiving such compensation by reason of the fact that he is also a Director.

7.5          [Not Used]

7.6          The Chief Executive Officer (the “CEO”). The CEO shall report to the Board of Directors. The CEO shall be the chief executive officer of the LLC, shall be responsible for the direction of the business and affairs of the LLC and oversight of the Officers and employees, and shall be primarily responsible for the implementation of policies of the Board of Directors. The CEO may execute in the name of the LLC Unit certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be required by law to be otherwise signed or executed. In addition, he shall perform all duties incident to the office of the CEO and such other duties as from time to time may be assigned to him by the Board of Directors.

7.7          The Secretary. The Secretary shall attend, when possible, all meetings of the Board of Directors and Members and record all votes and the proceedings of such meetings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of Members and special meetings of the Board of Directors, and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the CEO or other Officer as designated by the Board of Directors. He shall have custody of the seal of the LLC, and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the seal may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may also, or instead, give general authority to any other Officer to affix the seal of the LLC and to attest the affixing thereof by his signature.

7.8          The Treasurer. The Treasurer shall have the information related to all LLC funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLC, shall deposit all moneys and other valuable effects in the name and to the credit of the LLC in such depositories as may from time to time be designated by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, the CEO or other Officer as designated by the Board of Directors, at regular meetings of the Board of Directors, or whenever the Board of Directors may require it, an account of the financial condition of the LLC.

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8.            CAPITAL STRUCTURE

8.1          Capital Structure. Except to the extent set forth in Section 3.6, the capital structure of the LLC shall consist of voting and nonvoting LLC Units, with all such LLC Units having equal rights (except with respect to voting matters and certain preferences on distribution and liquidation) under all provisions of this Operating Agreement. The subscription agreement and/or other instruments evidencing LLC Units (or rights to acquire LLC Units) shall designate whether such LLC Units are to be voting or nonvoting (provided that if LLC Units or instruments have been issued without express designation, such LLC Units shall be presumed to be voting).

8.2          LLC Units. LLC Units may be issued by either the Board of Directors or one or more Members holding a majority of the outstanding Units entitled to be voted. The Board of Directors shall determine, as permitted in this Operating Agreement, the class, voting and other rights, terms and conditions of all such LLC Units and any options, warrants or other rights to acquire LLC Units.

8.3          Additional Capital Contributions. Members may make additional capital contributions but shall not be required to do so.

8.4          Raising Additional Capital. Additional capital may be raised by the LLC through sales of new LLC Units at the election of the Board of Directors. The Directors shall determine, as permitted in this Operating Agreement, the voting and other rights, terms and conditions of all such LLC Units and any options, warrants or other rights to acquire LLC Units issued in connection therewith.

8.5          No Withdrawal of Capital Contributions. Except upon the dissolution and liquidation of the LLC as set forth herein, no Member shall have the right to withdraw its capital contributions. Furthermore, no interest shall be paid upon any Member’s Capital Account.

8.6          Maintenance of Capital Accounts. An individual Capital Account shall be maintained for each Member consisting of the Member’s capital contributions as (1) increased by that Member’s share of LLC profits, (2) decreased by that Member’s share of LLC losses, and (3) further adjusted as required or allowed by the Code or the Regulations, or both. In all cases, the Capital Accounts of the Members shall be accounted for in accordance with the Code and the Regulations.

8.7          No Pay to Play. The Company shall not, without the affirmative vote of holders of Class A Units and Class B Units holding a majority of the outstanding Class A Units and Class B Units entitled to vote thereon, perform any action which imposes any penalty (including, but not limited to, forfeiture of any rights) on holders of Class A Units or Class B Units by virtue of their holding of Class A Units or Class B Units and refusal or failure to purchase any other security of the Company.

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9.           ALLOCATIONS AND DISTRIBUTIONS

9.1         Allocations of Profits to Capital Accounts. Except as may be otherwise required by the Code or the Regulations, net profits and other items of net income and gain shall be allocated as follows:

(i)           First, in each year ratably to the Class B Members to the extent of all losses previously allocated to them pursuant to the provisions of Section 9.2 below, up to the amount of each such Class B Member’s Unreturned Capital as of the end of the immediately prior calendar year;

(ii)          Second, in each year ratably to the Class A Members to the extent of all losses previously allocated to them pursuant to the provisions of Section 9.2 below, up to the amount of each such Class A Member’s Unreturned Capital as of the end of the immediately prior calendar year;

(iii)         Third, to the Members with the lowest Capital Account Per Unit until all Members have the same Capital Account Per Unit; then

(iv)         Fourth, ratably in proportion to each Member’s LLC Unit Percentage.

9.2         Allocations of Losses to Capital Accounts. Except as may be otherwise required by the Code or the Regulations, net losses and other items of net loss shall be allocated as follows:

(i)           First, to the Members with the highest Capital Account Per Unit until all Members have the same Capital Account Per Unit; then

(ii)          Second, ratably in proportion to each Member’s LLC Unit Percentage.

9.3         Tax Allocations. In the case of any special tax allocations allowed or required under the Code or the Regulations, the method of allocation and formula determined by the Treasurer shall be followed so long as it complies with State Law, the Code, the Regulations, and fairly treats each Member. The method of tax allocation selected by the Treasurer shall be presumed to be “fair to all the members” and any Member or party challenging said allocation on these grounds shall bear the burden of proof.

9.4          Distributions.

9.4.1	Subject to the provisions of Section 9.4.2, the LLC, by resolution of the Board of Directors or Members issued pursuant to this Agreement, may make distributions to the Members from time to time in amounts deemed appropriate. Such distributions shall be made:

(i)           First, to the Class B Members pro rata in proportion to, but no more than, the amount of their Unreturned Capital;

(ii)          Second, to the Class A Members pro rata in proportion to, but no more than, the amount of their Unreturned Capital;

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(iii)         Third, to all Members pro rata, in proportion to and in the amount necessary to cause each Member to be distributed an aggregate amount per Unit until all Members have received an equal amount of aggregate distributions on a per Unit basis after accounting for the distributions contemplated under subsection (i) above, subsection (ii) above and this subsection (iii) with Units having received the lowest amount in aggregate distributions receiving distributions first; provided, however, that to achieve the intent of the parties under this subsection (iii), it shall be assumed (for distribution accounting purposes only) that each Profit Interest holder was previously distributed the award price per unit for each Profit Interest Unit held by such holder. For sake of clarity, the Members agree that it is the intent of this subsection (iii) that amounts distributed to Members under this subsection should be to equalize on a per Unit basis the aggregate amount distributed per Unit starting with all distributions going to Units that have received the least amount in aggregate distributions until those Units are not the Units that have received the least amount in aggregate distributions and continuing in this manner until all Units have received an equal amount in aggregate distributions.

(iv)          Thereafter, the balance to all Members pro rata in accordance with their respective Membership Interests.

9.4.2	Tax Distributions. Notwithstanding Section 9.4.1, to the extent the LLC has available cash, the LLC will distribute to each Member taking into account the specific tax situation of each Member to the extent known to the Board of Directors (including, but in no way limiting, net operating losses, passive losses, capital losses and carryovers of such losses from prior years) within ninety (90) days of the end of each of the LLC’s fiscal years, an amount estimated by the Board of Directors, at its reasonable discretion, to be necessary to assist with the payment of income taxes assuming each Member is a Virginia resident and in the highest marginal federal tax bracket. Distributions made under this Section 9.4.2 need not be made in accordance with Section 9.4.1, but amounts otherwise distributable to a Member pursuant to Section 9.4.1 shall be reduced by distributions made to such Member pursuant to this Section 9.4.2.

9.5          Family Partnership Savings Provision. Notwithstanding anything in this Operating Agreement to the contrary, should any provision of this Operating Agreement, or any act of the parties, result in violation of the family partnership provisions of Code Sec. 704(e) (as amended) or the regulations and cases thereunder, the Members may amend this Agreement, or take any other actions reasonably necessary to prevent or correct such violation.

10.          TRANSFERS OF UNITS

10.1        Transfer Generally. No holder of any Unit shall, directly or indirectly, transfer, sell, give, encumber, assign, or otherwise deal with or dispose of all or any part of his LLC Units now owned or subsequently acquired, other than as permitted by this Agreement. Any transfer in violation of and without full compliance with this Agreement shall be void ab initio and without legal effect.

10.2        Permitted Transfers. A Member (but not a Successor in Interest) may transfer all or a portion of his LLC Units to (i) a spouse, ancestor, lineal descendant or trust or entity solely for the benefit of one or more of the foregoing persons or the Member, (ii) another Member or an Affiliate of a Member, or (iii) one or more other transferees in connection with the Member’s exercise of his Co-Sale Rights provided in Section 10.7 below. In the event of a Member’s death, the Member’s LLC Units will be transferred to such Member’s heirs and/or beneficiaries. A transfer pursuant to this Section 10.2 (a “Permitted Transfer”) will not be subject to Section 10.3 below, but will be subject to all other sections except as otherwise provided in this Agreement.

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10.3	Right of First Opportunity.

10.3.1	If a holder of any Unit wishes to transfer all or any portion of his LLC Units (an “Offering Holder”), the Offering Holder shall, before making any such disposition, first give the LLC a selling notice, specifying in writing the identity of the proposed buyer and the price, conditions and terms upon which he is willing to sell such LLC Units. The LLC shall have the option to purchase all of the offered LLC Units at the price and upon the conditions and terms set forth in such notice in the manner described herein.

10.3.2	The LLC shall have thirty (30) days from the date of the selling notice within which to elect to purchase all of the offered LLC Units. The closing of the purchase shall be not more than sixty (60) days from the date of the selling notice.

10.3.3	If the LLC does not elect to purchase all of the offered LLC Units, then the Offering Holder may, subject to Sections 10.4 and 10.5 below, sell to the identified buyer such LLC Units at a price not below nor upon terms more advantageous than those contained in the selling notice. If such sale is not made and consummated within ninety (90) days after the date of the selling notice, the Offering Holder may not thereafter sell or otherwise dispose of any of his LLC Units without again complying with Sections 10.3.1 and 10.3.2.

10.4	Rights of Successor in Interest; Admittance as Substitute Member.

10.4.1	No Successor in Interest of the whole or any portion of any LLC Units shall have the right to participate in the management of the business and affairs of the LLC or to become a Substitute Member in place of his predecessor in interest with respect to the whole or any portion of said LLC Units without the prior consent of at least two thirds (2/3) of the Directors then in office or any Member or combination of Members holding a majority of the Units entitled to vote, which consent shall be in the Members’ respective sole discretion and be binding and conclusive on all parties. A Successor in Interest shall be bound by, and shall take such LLC Units subject to, the terms and conditions of this Agreement as apply to Members and their LLC Units, but a Successor in Interest shall not have any right to vote the Units or any other rights or privileges of a Member hereunder (including but not limited to the right to participate in the Members’ right of first opportunity set forth in Section 10.3 above) other than to share in the allocations and distributions to which the transferor of the LLC Units would be entitled in respect of the transferred LLC Units unless and until such Successor in Interest is admitted as a Substitute Member in accordance with the provisions of this Section 10.4 and Section 10.5 hereof. Notwithstanding the provisions of this Section 10.4, any transferee who acquires his LLC Units in a transaction subject to the provisions of Section 10.6 or 10.7 shall immediately become a Substitute Member upon compliance with the provisions of Section 10.5 below and shall not be required to obtain the prior written consent of the Members.

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10.4.2	Notwithstanding anything herein to the contrary, any Successor in Interest of the whole or any portion of any LLC Units as a result a Member’s death (pursuant to a Permitted Transfer under Section 10.2) shall become a Substitute Member without further action and will be bound by this Agreement and all of its terms.

10.5        Requirements for Substitute Members. As a condition to the admission as a Substitute Member with respect to the whole or any portion of any LLC Units, a Successor in Interest shall execute and acknowledge such instruments in form and substance as the Board of Directors reasonably deems necessary or desirable to effect such admission and to confirm the agreement of such Person being admitted as a Substitute Member to be bound by all of the terms of this Operating Agreement, as the same may have been amended and then in force. Such Successor in Interest shall pay all reasonable expenses of the LLC in connection with such admission as a Substitute Member, including, but not limited to, legal fees and the cost of preparing, filing and publishing any amendment to the Articles if deemed by the Board of Directors to be necessary or desirable in connection therewith.

10.6        Drag Along Rights. Subject to the right of first opportunity described in Section 10.3 above, if one or more Members holding at least two thirds (2/3) of the LLC Units entitled to be voted determine by affirmative vote to transfer all (but not less than all) of their LLC Units (for purposes of this Section 10.6, “Selling Members”) to a third party, the other holders of any LLC Units hereunder shall, upon written demand by the Selling Members to all such holders and to the LLC, be obligated to sell all of their LLC Units, at the same price, and upon the same terms and conditions as are to be paid and given to the Selling Members. In the event that the Selling Members exercise their rights under this Section 10.6, the Chairman or other designee of the Board of Directors shall have the Power of Attorney as set forth in Section 13.3 below to transfer the LLC Units of all the holders of any LLC Units subject to the proposed transfer. Consideration for such LLC Units may be held in trust by the Board of Directors pending such action by the holders as the Board of Directors may reasonably require.

10.7        Co-Sale Rights. Subject to the right of first opportunity described in Section 10.3 above, if the holder or holders of a majority of the LLC Units shall determine to transfer a majority of the outstanding LLC Units to a third party (the “Offered Interest”) other than in accordance with Section 10.2 above (for purposes of this Section 10.7, “Selling Members”), the other Members (the “Non-selling Members”) shall have the right to offer and sell a pro rata portion of the Offered Interest determined by multiplying the Offered Interest by such Non-selling Member’s Membership Interest at the time of the proposed sale (the “Co-Sale Interest”); provided that each Non-selling Member agrees to make substantially the same representations, warranties, covenants and indemnities and other similar agreements relating to title to their LLC Units as the Selling Members agree to make in connection with the proposed transfer of their LLC Units. If not all of the Non-selling Members wish to exercise their Co-Sale Rights, then each Non-selling Member exercising his Co-Sale Rights shall have the right to sell an additional number of his LLC Units equal to (i) the Offered Interest times (ii) the number of his LLC Units divided by the aggregate number of LLC Units owned by the Selling Members and the other Members exercising their Co-Sale Rights expressed as a percentage. The Co-Sale Interest exercised under the Members’ Co-Sale Rights shall reduce the percentage of the Selling Members’ LLC Units included in the Offered Interest pari passu. Prior to any sale under this Section 10.7, however, the Selling Members shall give notice to the other Members of their Co-Sale Rights, and the Non-selling Members shall have fifteen (15) days after receipt of such notice to determine if they desire to offer their LLC Units to the third party acquiring the Selling Members’ LLC Units. In the event the Selling Members fail to give the Non-selling Members the notice required hereunder, the Selling Members hereby agree, jointly and severally, to purchase, upon request, for cash, payable immediately, that portion of the Non-selling Members’ LLC Units that they would have been entitled to sell pursuant to the terms hereof, at a purchase price equal to the aggregate consideration received by the Selling Members for an equivalent number of LLC Units.

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10.8        IPO. In connection with an initial public offering, the LLC may be converted to or merged into a corporation and the LLC Units may or may not be converted into shares of stock or other securities (in any event, for purposes of this Section 10.8, “Securities”). In such event, the Members hereunder, as Security holders, agree that each shall have the right and opportunity to participate on a pro rata basis in accordance with their Membership Interest (or comparable Securities’ interest) in any public offering of Securities in which previously outstanding Securities are included for sale pursuant to a registration statement for any of such Securities. In the event of an initial public offering of Securities by the LLC or its successor, each holder of Securities further agrees that in connection with any registration of Securities by the LLC and upon request of the Board of Directors or underwriters managing any underwritten offering, such holder will not sell long, sell short, grant any purchase option, loan, pledge or otherwise hypothecate, encumber, or dispose of any Securities (other than those included in the registration) without the prior written consent of the LLC or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days after the effective date of the registration statement for such registered public offering) as the underwriters or the Board of Directors may specify.

10.9        Tax Reporting. Each holder of any LLC Units agrees that if he transfers or assigns all or part of his LLC Units as specified herein, such holder shall keep a list containing the transferee’s name, address, social security number or taxpayer identification number, as the case may be, the date on which such transfer occurred and the name, address and tax shelter registration number of the LLC. If a holder of any LLC Units does not want to maintain such list, such holder shall (a) send the aforementioned information to the Secretary of the LLC who shall keep a list of transferees of LLC Units and (b) give a copy of this Section 10.9 to the transferee.

10.10       Absolute Prohibition. Notwithstanding the above, (a) LLC Units shall not be assigned, transferred or otherwise disposed of and (b) the respective rights of any holders of any LLC Units to distributions hereunder, in whole or in part shall not be pledged, encumbered or assigned under any circumstances if, as a result of (a) or (b), the LLC would be terminated for federal income tax purposes in the opinion of counsel for the LLC. Any such attempted assignment, transfer or other disposition shall be void ab initio and shall be of no force and effect whatsoever.

10.11       Admission of New Member. With the approval of the Board of Directors, any Person may become an Additional Member by the issuance of new LLC Units in exchange for such consideration as the Board of Directors shall determine appropriate; provided, that such Person executes such instruments as the Board of Directors deems necessary or desirable to effect its admission as a Member and to confirm its agreement to be bound by all the terms and conditions of this Operating Agreement.

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10.12       Allocations to New Members. No Additional Member or Substitute Member or Successor in Interest shall be entitled to any retroactive allocation of items of taxable income, gain, loss, deductions or credits of the LLC. The Board of Directors may, at its option, at the time an Additional Member or Substitute Member is admitted, or a Successor in Interest receives a Membership Interest, close the LLC books (as though the LLC’s tax year had ended) or make pro rata allocations of income, gain, loss, deductions or credits to an Additional Member or Substitute Member or Successor in Interest for that portion of the LLC’s tax year in which an Additional Member or Substitute Member was admitted or Successor in Interest received his Membership Interest, in accordance with the provisions of Section 706(d) of the Code and the regulations promulgated thereunder.

11.          DISSOLUTION OF THE LLC

11.1        Dissolution. The LLC shall be dissolved only upon the occurrence of one of the following events (each separately, a “Liquidation Event”):

11.1.1     A vote to dissolve the LLC by a group of one or more Members together holding a majority of the Units entitled to vote;

11.1.2     The death of all Members;

11.1.3     The final, non-appealable order of a court order of competent jurisdiction that the LLC be dissolved.

11.2         Liquidation.

11.2.1      Should a Liquidation Event occur, the LLC shall then be liquidated and its affairs shall be wound up—including preparation of final financial statements and an accounting—by (or at the direction of) the Members. All proceeds from the liquidation shall be distributed in accordance with State Law, and all LLC Units shall, thereafter, be canceled. The LLC’s assets (including any cash on hand) shall be distributed to the Members on a pro rata basis in accordance with their respective Capital Accounts after giving effect to all contributions, allocations and distributions for all periods; provided, however, in the event that, upon liquidation, there would otherwise be any conflict between a distribution pursuant to the Members’ respective Capital Account balances and the intent of the Members with respect to the distribution of proceeds as provided in Section 9.4.1, the Board of Directors (or the person or persons carrying out the liquidation) shall, notwithstanding the provisions of the other sub-sections of this Section 11, allocate to Members gains, profits and losses (including items thereof) in a manner that will, as nearly as possible, cause the distribution of liquidation proceeds to the Members to be in accordance both with the Members’ economic expectations as set forth in Section 9.4.1 and their respective Capital Account balances. If the LLC’s gains, profits and losses are insufficient to cause the Members’ Capital Accounts to be in such amounts as will permit liquidation proceeds to be distributed both in accordance with the Members’ respective Capital Account balances and Section 9.4.1, then the liquidation proceeds shall be distributed in accordance with the Members’ respective Capital Account balances after the allocations described herein have been made. Notwithstanding the foregoing provisions to the contrary, no distributions shall be made hereunder to each respective holder of a Profits Interest Unit unless and until an aggregate amount equal to the current value of each outstanding LLC Unit on the date of grant of such Profits Interest Unit has been distributed without such holder of Profits Interest Units participating (directly or indirectly) in such distributions. For purposes of clarity, if there were 100,000 LLC Units outstanding on the date of grant of the Profits Interest Unit, each having a current value of $1.00, the holder of such Profits Interest Unit would not be entitled to share in the first $100,000 of distributions pursuant to this Section 11.2.1. In addition to the modifications of the allocation provisions described above with respect to complying with the intent of Section 9.4.1, all allocations of gains, profits and losses (including items thereof) on liquidation shall be allocated among the Members so as to nearly as possible reflect the intent of the preceding provisions of this Section 11.2.1 and 9.4.1 as modified by the immediately preceding two sentences. Notwithstanding anything else in this Agreement to the contrary, the Members hereby agree that in the event of any sale of the Company as a whole (pursuant to a merger of sale of all or substantially all of the Membership Interests), they shall allocate the proceeds of such sale among themselves so to reflect, as nearly as possible, the intent of this Section 11.2.1 in its entirety.

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11.2.2      Final distributions to Members shall not be made until all liabilities have been satisfied and any known contingent claims against the LLC have been resolved.

11.2.3      Upon the completion of the liquidation and distribution of the LLC’s assets, the LLC shall be terminated and the Managers shall cause the LLC to execute and file a certificate of cancellation in accordance with State Law.

12.	EXCULPATION OF LIABILITY; INDEMNIFICATION

12.1        Exculpation of Liability. Unless otherwise provided by law or expressly assumed, a Person who is a Member or Manager, or both, shall not be liable for the acts, debts or liabilities of the LLC to third-parties--i.e., Persons other than the LLC or the Members.

12.2        Indemnification. Except as otherwise provided in this Section 12.2, the LLC shall indemnify any Member or Manager (and may indemnify any employee or agent) of the LLC who was or is a party or is threatened to be made a party to a potential, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, including, without limitation, an action by one or more Members—other than an action by or in the right of the LLC itself—by reason of the fact that such Person is or was a Member, Manager, employee or agent of the LLC. Indemnification shall be limited to expenses, including attorney’s fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding, unless the misconduct for which such Person is found liable was intentional or malicious. For Persons other than Members or Managers of the LLC, indemnification shall be made only after an affirmative vote of a majority of the Directors.

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13.          MISCELLANEOUS

13.1        Amendment.

13.1.1	By the Board of Directors. Except as otherwise provided herein, by law, or in the Articles of Organization, this Agreement may be amended or altered by majority vote of the full Board of Directors.

13.1.2	By the Members. Except as otherwise provided herein, by law, or in the Articles of Organization, this Agreement may be amended or altered by vote of one or more Members holding a majority of the outstanding Units entitled to vote.

13.1.3	Amendment Limitation. Notwithstanding the foregoing provisions of this Section 13.1, no amendment to this Operating Agreement shall alter or change the rights and privileges, including without limitation as to allocations of profits and losses and distributions, of the Class B Units as compared to the Class A Units so as to adversely affect such Class B Units without the vote or written consent of the holders of not less than a majority of the then outstanding Class B Units, voting as a separate class, including as outstanding, solely for the purpose of such vote or consent, the number of Class B Units directly issuable, at the time of such vote or consent, upon exercise of that certain Warrant dated October 26, 2013 issued to Cato BioVentures (the “Cato Warrant”) as though the Cato Warrant were exercised at such date with respect to such Class B Units; provided, however, for avoidance of doubt, no such voting right shall be attributable to any warrant to purchase Class B Units that is issuable upon the exercise of the Cato Warrant (each, a “Secondary Warrant”) and no holder of any such Secondary Warrant shall be entitled to vote with respect to such Secondary Warrant for this or any other purpose until such Secondary Warrant shall have been duly exercised in accordance with its respective terms; and provided further, however, that notwithstanding the foregoing provisions of this Section 13.1.3, nothing in this Section 13.1.3 shall prevent the Company from authorizing and issuing, without the requirement of any vote or consent of the Class B Units issued or deemed issued under the Cato Warrant pursuant to this Section 13.1.3, a new class of Units (or rights to acquire Units) with rights and privileges that are senior to or on parity with the Class B Units, including without limitation as to allocations of profits and losses and distributions.

13.2        Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments as necessary to comply with any laws, rules or regulations.

13.3        Power of Attorney.

13.3.1     Each Member hereby makes, constitutes and appoints the LLC’s CEO or other designee of the Board of Directors and any successor to any of them, its true and lawful attorney for it and in its name, place and stead to make, execute, sign, acknowledge, and swear to, any instruments on behalf of the Member with respect to any and all matters upon which a sufficient vote has been achieved pursuant to the terms of the Agreement, notwithstanding the Member’s vote on the matter.

13.3.2     The foregoing grant of authority is hereby declared irrevocable and the power coupled with an interest and shall survive the death or incapacity of any Member and the assignment by any Member of his LLC Units; provided that in the event of such assignment, the power of attorney of such Member shall survive such assignment

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13.4         Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

13.5        Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

13.6        Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.7        Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.8        Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

13.9        Counterparts. This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one single document.

13.10      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except that area known as “Choice of Law.” Each Member, by signing this agreement, hereby submits to personal and subject matter jurisdiction to the state courts in the Commonwealth of Virginia, and waives any claim of inconvenient forum, for any dispute between or among the Members, the LLC, and/or the Managers connected to or regarding the business of, or investment in, the LLC.

13.11      Severability; Standard for Interpretation. If it shall be determined by a court or other competent body that any provision or wording of this Agreement shall be invalid or unenforceable under state or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. Whenever two or more interpretations of the provisions or wording of this Agreement shall be possible, the interpretation or construction which leads to the enforcement and validity of any provision of this Agreement shall be favored and deemed to be the intended interpretation of the parties to this Agreement. To the extent that this Agreement is in conflict with the Act or the Articles, the Act shall control, then the Articles, then this Agreement; provided, however, that only that portion in conflict shall be made consistent, and the rest of the Agreement shall remain in full force and effect as if the conflict had not existed.

13.12      Entire Agreement. This Agreement (and any Exhibits or other documents herein referenced) constitutes the entire agreement and understanding among the LLC, its Members and its Managers with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, whether oral or written, with respect to the subject matter hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the Company, by its undersigned duly authorized officer, hereby executes this Agreement effective as of the date first above written.

ADIAL PHARMACEUTICALS, L.L.C.

/s/ William B. Stilley, III
By: William B. Stilley, III
Title: Chief Executive Officer

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EXHIBIT A

ADIAL PHARMACEUTICALS, L.L.C.

MEMBER SIGNATURE PAGE

In consideration for the sale of LLC Units in ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (the “LLC”), to the undersigned, the undersigned hereby approves and consents to, and agrees to be bound by, the terms of that certain Amended and Restated Operating Agreement of the LLC effective __________ __, 201_, as may be amended and/or restated from time to time (the “Operating Agreement”), and concurrently herewith enters into the Operating Agreement by executing and delivering to the LLC this Member Signature Page.

Upon the undersigned’s execution and delivery of this Member Signature Page, the undersigned’s delivery of any monies and/or other items required by management of the LLC, and acceptance of this Member Signature Page by the LLC, the undersigned shall become a Member of the LLC.

Date: ________________, 20____

[Name(s) of Purchaser(s)/Transferee(s)] *

(Signature)

Name(s):

Social Security #:

Social Security #:

MAILING ADDRESS:

Email Address:

Accepted on behalf of

ADial Pharmaceuticals, L.L.C.

By:

Name:

Title:

* If the signatory is purchasing LLC Units jointly with another, all such joint owners must execute this Member Signature Page.

A-1